Exhibit 30(d)(iii)

ENDORSEMENTS
(Only we can endorse this contract.)

This endoraement is attached to and made a part of this contract on the contract date:

In this contract, we use the phrase the insured spouse. When we do, we mean the
Insured's spouse who is named for coverage in the request for change, even though we state otherwise elsewhere in the contract. The request for change resulted in our issuing the contract; it is attached to and made a part of the contract.

Pruco Life Insurance Company of New Jersey,

By /s/ SPECIMEN
Secretary
- ---------
PLY 6--82 Printed in U.S.A.
- ---------